EXHIBIT 10.7

EIGHTH AMENDMENT

TO

STANDARD MANUFACTURING AGREEMENT

BETWEEN

TERADYNE, INC.

AND

FLEXTRONICS SALES & MARKETING NORTH ASIA (L) LTD

THIS EIGHTH AMENDMENT (this “Amendment”) is made as of April 13, 2012 (the “Effective Date”) by and between Teradyne, Inc., a Massachusetts corporation having a place of business at 600 Riverpark Drive, North Reading, Massachusetts 01864 (“Customer”), and Flextronics Sales & Marketing North Asia (L) LTD with an office at Financial Park Labuan Complex Unit 7(D), Main Office Tower Jalan Merdeka 87000 W. P. Labuan Malaysia (successor in interest to Flextronics Corporation) (“Supplier”).

W I T N E S S E T H:

WHEREAS, Customer and Solectron Corporation entered into a Standard Manufacturing Agreement on November 24, 2003 (the “Master Agreement”), as amended by the Amendment 1 to Standard Manufacturing Agreement dated January 18, 2007 and the Second Amendment to Standard Manufacturing Agreement dated August 27, 2007 under which Supplier manufactures and sells to Customer certain board assemblies and provides other products and services, more specifically described thereunder; and

WHEREAS, on October 1, 2007, Solectron Corporation was acquired by Flextronics International Ltd. and by operation of the merger agreement Flextronics Corporation (“Flextronics”) became a party to the Master Agreement as amended with all of the rights, privileges, duties and obligations of Solectron Corporation thereunder; and

WHEREAS, Customer and Supplier entered into the Third Amendment to the Master Agreement dated March 27, 2008; the Fourth Amendment to the Master Agreement dated December 18, 2008; the Fifth Amendment to the Master Agreement dated July 17, 2009, by which the parties rescinded the Fourth Amendment and agreed to allow Supplier to sell certain of Customer’s Products directly to third parties; the Sixth Amendment to the Master Agreement dated July 27, 2009 to provide for the treatment of certain high value inventory items purchased by Supplier and adjustments pursuant to an agreed return on invested capital formula; and a Seventh Amendment to implement an Upside Program to allow the parties to respond more effectively to end-market demand increases for the FLEX family of automatic test equipment system products

WHEREAS, Customer and Supplier desire to enter into an Eighth Amendment to implement a modified Business Continuity Program (“BCP”).

NOW, THEREFORE, the parties hereto agree as follows (the “Amendment”):

1.0	Capitalized Terms. All capitalized terms not defined herein shall have the meanings ascribed to them in the Master Agreement as amended. All references to “Supplier” in the Master Agreement and all amendments thereto shall be deemed to mean and include Flextronics, its divisions and subsidiaries. Flextronics may assign some or all of its rights and obligations under the Master Agreement as amended to an affiliated Flextronics entity.

2.0	Amendment. Customer and Supplier acknowledge the Master Agreement contained the following Section 23, which the parties agree to remove its entirety:

23.0	Backups

23.1	Supplier shall identify a secondary manufacturing site that can assume within a commercially reasonable time period, all manufacture of Customer’s Products in the event the primary manufacturing site becomes incapable of executing the Customer’s requirements.

1.	The capacity and capabilities of the secondary site should be updated/reviewed quarterly as part of the QBR.

23.2	Supplier shall archive, in a location that is geographically separate from the current manufacturing site, all information necessary to relocate the manufacturing process.

1.	Information to be archived will include, but is not limited to:

a.	Assembly processes and documentation

b.	Test processes and documentation

c.	Current AVL and contact list

d.	Packaging and shipping processes and documentation

e.	Current material pipeline

23.4	Archived information shall be refreshed on a weekly basis for dynamic data and as needed for static data.

3.0	Customer and Supplier agree to replace the above listed Section 23 with the following:

23.0	Business Continuity Plan

23.1	Supplier and Customer shall use commercially reasonable efforts to confer and mutually agree on a BCP within 6 months to the Effective Date of this (Eighth) Amendment which BCP shall include policies, procedures and controls to restore Supplier deliveries in the event of a disaster, as well as any other mutually agreed element. The parties will use commercially reasonable efforts to annually review and update the BCP annually. The BCP may include:

23.1.1 plans and timeframes to restore mission critical processes.

23.1.2 information technology relative to the Products manufactured and the Services performed by Supplier.

23.2.	Supplier shall identify a secondary manufacturing site that can assume within a commercially reasonable time period, all manufacture of Customer’s Products in the event the primary manufacturing site becomes incapable of executing Customer’s requirements. The capacity and capabilities of the secondary site should be updated and reviewed on a quarterly basis.

23.3	Supplier shall archive, in a location that is geographically separate from the current manufacturing site, all hardware and software information necessary to relocate the manufacturing process. Information to be archived will include, but is not limited to:

a.	Assembly processes and tooling documentation

b.	Test processes and tooling documentation

c.	Current AVL and contact list

d.	Packaging and shipping processes and documentation

e.	Current material pipeline

f.	Bills of Material

23.4.	Archived information shall be refreshed on a weekly basis for dynamic data and as needed for static data.

23.5.	Supplier shall provide equipment to restore service per the requirements as set forth in Section 14.7.2 of the Master Agreement.

23.6.	Supplier shall periodically supply Customer with a list of the key personnel who are members of the “core” Customer focus team as defined in Section 19.8 of the Master Agreement. For the purposes of this amendment, test engineers shall also be included as key personnel.

23.7.	Supplier shall notify Customer within two (2) business days of any potential condition including any environmental control issue that could prevent the manufacture of Products and the provision of Services.

23.8.	The secondary manufacturing site shall meet applicable regulatory requirements to the same extent as required of the primary manufacturing site by the Master Agreement.

4.0	Effect of Amendment. Except as expressly modified by the terms of this Amendment, all terms and conditions of the Master Agreement and the prior amendments thereto shall remain in full force and effect. Notwithstanding anything to the contrary contained herein, in the event of a conflict between the provisions of this Amendment and those of the Master Agreement or the prior amendments thereto, the provisions of this Amendment shall be controlling with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the Effective Date.

FLEXTRONICS SALES & MARKETING NORTH ASIA (L) LTD		TERADYNE INC.

By:	/s/ E.C. Sykes	By:	/s/ Jim Federico

Printed:	E.C. Sykes	Printed:	Jim Federico

Title:	Group President	Title:	V.P. of Operations

Date:	13 April 2012	Date:	23 April 2012

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